Exhibit 99.(d)(1)(c)

July 14, 2008

The Board of Trustees

Advanced Series Trust

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re:	Management Fee Waiver: AST Focus Four Plus Portfolio

To the Board of Trustees:

Effective upon the commencement of operations of the AST Focus Four Plus Portfolio (the Portfolio), a series of Advanced Series Trust, Prudential Investments LLC (PI) and AST Investment Services, Inc. (formerly, American Skandia Investment Services, Inc.) (AST, and together with PI, the Co-Managers), as the Co-Managers of the Portfolio, have contractually agreed to waive their fee with respect to the Portfolio’s investments in the AST Western Asset Core Plus Bond Portfolio from July 21, 2008 to July 20, 2009.

PRUDENTIAL INVESTMENTS LLC

By:
Name:
Title:

AST INVESTMENT SERVICES, INC.

By:
Name:
Title: